Exhibit 4.5

WARRANT AGREEMENT

This Agreement made as of December 15, 2006 between Restaurant Acquisition Partners, Inc., a Delaware corporation, with offices at 5950 Hazeltine National Drive, Suite 290, Orlando, Florida 32822 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (“Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (“Public Offering”) of Units (“Units”) and, in connection therewith, has determined to issue and deliver (i) up to 7,666,666 Warrants, including 1,000,000 Warrants that may be issued to Capital Growth Financial, LLC (the “Underwriter”) upon exercise of its over-allotment option (“Public Warrants”) to the public investors, (ii) 210,000 Warrants to the Underwriter or its designees (“Underwriter’s Warrants”) and (iii) in a concurrent private placement 1,500,000 Warrants to existing stockholders of the Company (“Insider Warrants”, and together with the Underwriter’s Warrants and the Public Warrants, the “Warrants”), each Warrant evidencing the right of the holder thereof to purchase one share of common stock, par value $.0001 per share, of the Company’s Common Stock (“Common Stock”) for $4.50 in the case of the Public Warrants and the Insider Warrants, and $6.00 in the case of the Underwriter’s Warrants, in each case subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement, No. 333-129316 on Form S-1 (“Registration Statement”) for the registration, under the Securities Act of 1933, as amended (“Act”), of, among other securities, the Warrants and the Common Stock issuable upon exercise of the Warrants; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent.

The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer or President, and Chief Financial Officer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Warrants. The securities comprising the Units will not be separately transferable until 90 days after the date hereof unless the Underwriter informs the Company of its decision to allow earlier separate trading, but in no event will the Underwriter allow separate trading of the securities comprising the Units until the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the Underwriter’s over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

2.5 Warrants and Underwriter’s Warrants. The Underwriter’s Warrants and the Insider Warrants shall have the same terms and be in the same form as the Public Warrants except that the exercise price of the Underwriter’s Warrants shall be $6.00 per whole share, subject to the adjustments provided in the last sentence of Section 3.1 and Section 4 hereof, and the Underwriter’s Warrants and the Insider Warrants will have a “cashless exercise” provision.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at a price of $4.50 per whole share in the case of Public Warrants and the Insider Warrants and $6.00 per whole share in the case of Underwriter’s Warrants, subject in each case to the adjustments provided in the last sentence of Section 3.1 and Section 4 hereof. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date; provided, however, that any change in the Warrant Price must apply equally to all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of (a) the consummation by the Company of a merger, capital stock exchange, asset acquisition or other similar business combination (as described more fully in the Registration Statement) and (b) December 20, 2007, and terminating at 5:00 p.m., New York City local time on the earlier to occur of (i) December 20, 2010 and (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any extension of the duration of the Warrants must apply equally to all of the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the exercise form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.

Solely in the case of the Underwriter’s Warrants and the Insider Warrants, in lieu of the payment of the Warrant Price in cash, the registered holder of the Warrant shall have the right (but not the obligation), during the Exercise Period, to require the Company to convert any exercisable but unexercised portion of the Warrant (the “Conversion Right”), in whole but not in part, into the shares of Common Stock as provided for in this subsection (the “Net Exercise Shares”). Upon exercise of the Conversion Right, the Company shall deliver to the registered holder thereof (without payment in cash of the Warrant Price) that number of Net Exercise Shares equal to (i) the number of shares of Common Stock issuable upon exercise of the portion of the Warrant being converted, multiplied by (ii) the quotient obtained by dividing (x) the value of the Warrant (on a per share basis) at the time the Conversion Right is exercised (determined by subtracting the Warrant Price (as adjusted) from the average Current Market Price (as defined below) for the 10 trading days ending on the business day prior to date of notice of exercise of the Conversion Right is sent to the Company for the shares of Common Stock issuable upon exercise of the Warrant immediately prior to the exercise of the Conversion Right) by (y) the average Current Market Price of one share of Common Stock for the 10 trading days ending on the business day prior to the date of notice of exercise of the Conversion Right is sent to the Company, or in the event the Company has called the Warrants for redemption pursuant to Section 6 hereof, the average Current Market Price of one share of Common Stock for the 10 trading days ending on the business day prior to the date on which the notice of redemption is sent to holders of the Warrant pursuant to Section 6 hereof. The Conversion Right may be exercised by surrendering the Warrant at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the duly executed exercise form, as set forth in the Warrant, with the cashless exercise section completed, exercising the Conversion Right and specifying the total number of shares of Common Stock the holder thereof will purchase pursuant to such Conversion Right. The presentation and surrender shall be deemed a waiver of the holder’s obligation to pay all or any portion of the aggregate Warrant Price payable for the shares of Common Stock being issued upon such exercise of the Warrant. The Warrant (or so much thereof as shall have been surrendered for conversion) shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the Warrant for conversion in accordance with the foregoing provisions.

The “Current Market Price” of a share of Common Stock shall mean (i) if the Common Stock is listed on a national securities exchange, including the American Stock Exchange, or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or NASD OTC Bulletin Board (or successor trading market), the last sale price of the Common Stock in the principal trading market for the Common Stock as reported by the exchange, Nasdaq or the NASD, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or the NASD OTC Bulletin Board (or successor trading market), but is traded in the residual over-the-counter market, the closing bid price for the Common Stock on the last trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

3.3.2 Issuance of Common Stock. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant for the number of full shares of Common Stock to which he or she is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company may not issue or deliver any securities pursuant to the exercise of a Warrant and may not settle any Warrant exercise unless a registration statement under the Act with respect to the Common Stock underlying the Public Warrants is effective. In the event that a registration statement with respect to the Common Stock underlying the Public Warrants is not effective under the Act, no holder of any Warrant shall be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company net cash settle the warrant exercise. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the shares included in such unit.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4 Date of Issuance. Each person in whose name any such shares of Common Stock are issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of issuance of such shares, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4. Adjustments.

4.1 Stock Dividends—Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to the Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption. Subject to Section 6.4 hereof, the outstanding Warrants may be redeemed (in whole and not in part), at the option of the Company, at any time after, and from time to time, they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been at least $8.50 per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of the Underwriter.

6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4 Redemption of Purchase Option. Notwithstanding anything to the contrary contained herein or in that certain Unit Purchase Option, to be dated as of December 20, 2006 (the “Unit Purchase Option”), if the Company shall elect to redeem all of the Warrants, (i) the Underwriter’s option to purchase up to one hundred five thousand (105,000) Units (as described in more detail in the Unit Purchase Option), if not earlier exercised in full, shall be automatically exercised immediately prior to a redemption of the Company’s outstanding Warrants pursuant to Section 6.1 hereof and (ii) each Warrant that is part of a Unit issued thereunder upon such automatic conversion shall be redeemed by the Company as part of such redemption for the Redemption Price.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Common Stock. The Company agrees that prior to the commencement of the Exercise Period, it shall file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of, and it shall take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of the Underwriter.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of a state of the United States, in good standing and authorized under such laws to exercise corporate trust powers and be subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or be responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Restaurant Acquisition Partners, Inc.
5950 Hazeltine National Drive, Suite 290
Orlando, Florida 32822
Attention: Christopher R. Thomas

With a copy to:

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
Attn: Ronald A. Fleming, Jr., Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attn: Steven G. Nelson

with a copy in each case to:

Capital Growth Financial, LLC
225 NE Mizner Blvd., Suite 750
Boca Raton, Florida 33432
Attn: Alan L. Jacobs

and:

Greenberg Traurig, P.A.
777 South Flagler Drive
Suite 300 East
West Palm Beach, FL 33401
Attn: Morris C. Brown, Esq.

9.3 Applicable law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 2.5, 3.1, 3.2, 6.1, 6.4, 7.4 and 9.2 hereof, the Underwriter, any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Underwriter shall be deemed to be a third party beneficiary of this Agreement with respect to Sections 2.5, 3.1, 3.2, 6.1, 6.4, 7.4 and 9.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Underwriter with respect to the Sections 2.5, 3.1, 3.2, 6.1, 6.4, 7.4 and 9.2 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent, for inspection by the Underwriter or by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

RESTAURANT ACQUISITION PARTNERS, INC.

By:	/s/ Christopher R. Thomas
Name: Christopher R. Thomas
Title: Chief Executive Officer and President

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Felix Orihuela
Name: Felix Orihuela
Title: Vice President

[Signature Page to Warrant Agreement]

Exhibit A

NUMBER W-	WARRANTS
[SYMBOL]

THIS WARRANT WILL BE VOID
IF REDEEMED OR NOT
EXERCISED PRIOR TO
5:00 P.M. NEW YORK CITY TIME
ON DECEMBER 20, 2010

RESTAURANT ACQUISITION
PARTNERS, INC.

CUSIP 761250 11 7

WARRANT

THIS CERTIFIES THAT, for value received ____________________________ is the registered holder of a Warrant or Warrants expiring December 20, 2010 or earlier upon redemption (the "Warrant") to purchase one fully paid and non-assessable share of Common Stock, par value $.0001 per share ("Shares"), of Restaurant Acquisition Partners, Inc., a Delaware corporation (the "Company"), for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (i) the consummation by the Company of a merger, capital stock exchange, asset acquisition or other similar business combination and (ii) December 20, 2007, such number of Shares of the Company at the price of $4.50 per share, upon surrender of this Warrant Certificate accompanied by the annexed duly executed exercise form and payment of the warrant price at the office or agency of the Warrant Agent, Continental Stock Transfer & Trust Company (such payment to be made by check made payable to the Warrant Agent), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agreement"). [Solely in the Warrants included in the Units issuable pursuant to the Underwriters Option and in the Insider Warrants sold in the concurrent Private Placement]: In lieu of exercising the Warrant pursuant to the immediately preceding sentence, the Warrant holder shall have the right to require the Company to convert the Warrant, in whole but not in part, into Shares, by surrendering this Warrant Certificate accompanied by the annexed duly executed exercise form, with the cashless exercise section completed, to the office or agency of the Warrant Agent, subject to the conditions set forth herein and in the Warrant Agreement.] The Warrant Agreement provides that upon the occurrence of certain events, the Warrant Price and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round up or down to the nearest whole number the number of Shares to be issued to such holder.

[Specimen Warrant Certificate]

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or his assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

The Company reserves the right to redeem the Warrant, in whole but not in part, at any time prior to its exercise, with a notice of redemption in writing to the holders of record of the Warrant, giving 30 days' notice of such redemption at any time after the Warrant becomes exercisable if the last sale price of the Shares has been at least $8.50 per share on each of 20 trading days within any 30 trading day period ending on the third business day prior to the date on which notice of such redemption is given. The redemption price of the Warrants is to be $.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of redemption shall be canceled on the books of the Company and have no further value except for the $.01 redemption price.

By: RESTAURANT ACQUISITION PARTNERS, INC.

By:	By:
President	Secretary

[Specimen Warrant Certificate]

EXERCISE FORM

Form to be used to exercise Warrant:

Restaurant Acquisition Partners, Inc.
5950 Hazeltine National Drive, Suite 290
Orlando, FL 32822

Date: __________, 200__

The undersigned hereby elects irrevocably to exercise all of the within Warrants and to purchase shares of Common Stock of Restaurant Acquisition Partners, Inc. and hereby makes payment of $_______ (at the rate of $______ per share of Common Stock) in payment of the Warrant price pursuant thereto. Please issue the Common Stock as to which the within Warrants are exercised in accordance with the instructions given below.

[Solely in the Warrants included in the Units issuable pursuant to the Underwriters Option and in the Insider Warrants sold in the concurrent Private Placement: or

The undersigned hereby elects irrevocably to convert its right to purchase __________ shares of Common Stock purchasable under the within Warrants by surrender of the unexercised portion of the attached Warrants (with a "Value" of $_____ based on a "Current Market Price" of $ less the exercise price of $______). Please issue the shares of Common Stock as to which the within Warrants are exercised in accordance with the instructions given below.]

Signature
Signature Guaranteed

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name
(Print in Block Letters)

Address

Social Security or Tax Identification Number

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN WARRANT CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.

[Specimen Warrant Certificate]

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received,______________ hereby sell, assign, and transfer unto

____________________________________________________________
(PLEASE TYPE OR PRINT NAME AND ADDRESS)

____________________________________________________________
(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT OF THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.

[Specimen Warrant Certificate]